Exhibit 10.4
FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE
AMENDED & RESTATED 2024 EQUITY INCENTIVE PLAN OF LUMEN TECHNOLOGIES, INC.

Section A – AWARD DETAILS

Award Recipient: [________]
Grant Date: [________]
Shares of Restricted Stock Granted: [________]

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of the Grant Date specified in Section A above, by and between Lumen Technologies, Inc. (“Lumen”) and the Award Recipient.
WHEREAS, Lumen maintains the Amended & Restated 2024 Equity Incentive Plan of Lumen Technologies, Inc. (the “Plan”), under which the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Lumen (the “Board”) may, among other things, directly or indirectly grant restricted shares of Lumen’s common stock (the “Common Stock”), to key employees, directors and other service providers of Lumen or its subsidiaries (collectively, the “Company”), as determined by the Company’s Chief Executive Officer or Chief People Officer (as applicable, the “Granting Officer”), in the Granting Officer’s sole discretion, subject to such terms, conditions, or restrictions as they may deem appropriate; and
WHEREAS, the Granting Officer, acting pursuant to powers delegated to the Granting Officer by the Committee, has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below.
NOW, THEREFORE, the parties agree as follows:
1.
AWARD OF SHARES
Grant of Award. Upon the terms and conditions of the Plan and this Agreement, Lumen as of the grant date specified in Section A above (the “Grant Date”) hereby awards to the Award Recipient the total number of restricted shares of Common Stock specified in Section A above (the “Restricted Stock”) that vest, subject to Sections 2, 3, and 4 hereof, in installments as follows:
Scheduled Vesting Date 1: [________]
Scheduled Vesting Date 2: [________]

Scheduled Vesting Date 3: [________]
Shares to Vest on Scheduled Vesting Date 1: [________]
Shares to Vest on Scheduled Vesting Date 2: [________]
Shares to Vest on Scheduled Vesting Date 3: [________]

2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK
2.1    Transfer Restrictions; Dividends; Voting. In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily. All dividends and other distributions relating to the Restricted Stock will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of Lumen with respect to the Restricted Stock, including the right to vote the shares.
2.2    Termination of Employment Due to Death or Disability. If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.
2.3    Termination of Employment Following a Change of Control of Lumen:
(a)    If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and if, within 12 months following a Change of Control of Lumen (as defined in the Plan), the Award Recipient’s employment is terminated either (i) by the Company or its Affiliates without Cause (as defined below) or (ii) by the Award Recipient for Good Reason (as defined below), then all restrictions set forth in Section 2.1 with respect to such vested shares shall lapse, on the 60th day following the Award Recipient’s termination of employment, provided the Release Condition (as defined in Section 2.6) has been satisfied. If the Release Condition is not satisfied, then all unvested Restricted Stock shall automatically terminate and be forfeited as of the 60th day following termination of employment.
(b)     “Cause” following a Change of Control

(i)    For purposes of this Section 2.3, “Cause” shall mean the Award Recipient’s (A) willful breach of any nondisclosure, noncompetition, nonsolicitation or nondisparagement covenants contained in any agreement between the Company and the Award Recipient; (B) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (C) workplace conduct resulting in either the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Award Recipient from discharging his obligations to the Company; (D) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (E) material breach of the Company’s insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (F) participation in the public reporting of any information contained in any report filed by the Company with the Securities and Exchange Commission that was impacted by the Award Recipient’s knowing or intentional fraudulent or illegal conduct; or (G) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.
(ii)    The Award Recipient’s employment shall not be deemed terminated for Cause following a Change of Control unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.
(iii)    No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the Human Resources office of the Company with authority over the Award Recipient.
(c)    For purpose of this Section 2.3, “Good Reason” shall mean a termination of the Award Recipient’s employment under the following circumstances: (1) the Award Recipient has delivered a written notice to the Company, objecting to a “Good Reason Event” (as defined below) within 90 days following the initial existence or occurrence of such event, (2) the Company fails to cure such event or condition within 30 days following receipt of the Award Recipient’s written notice (the “30-day Cure Period”), and (3) as a result, the Award Recipient terminates his or her employment no later than 12 months following the expiration of the 30-day Cure Period. A “Good Reason Event” shall mean:
(i)    Any failure of the Company or its Affiliates to provide the Award Recipient with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control. The Award Recipient’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Company or the Post-Transaction Company;
(ii)    The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;
(iii)    A reduction of the Award Recipient’s base salary in effect as of the date of the Change of Control without the Award Recipient’s consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;
(iv)    The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or
(v)    Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based at prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.
(d)    For purposes of this Section 2.3, “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly.

2.4    Termination of Employment Due to Retirement. If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after the one-year anniversary of the Grant Date and on or after attaining (a), the age of 55 with at least ten years of prior service with the Company, or (b), the age of 60 with at least five years of prior service with the Company, then, provided the Granting Officer has specifically approved such action, the shares of Restricted Stock shall not terminate but shall remain outstanding and shall vest, either in full or in part (as determined by the Granting Officer), and all restrictions set forth in Section 2.1 with respect to such vested shares shall lapse, provided the Release Condition (as defined in Section 2.6) has been satisfied.
2.5    Termination of Employment Without Cause. If the Award has not already fully vested or been forfeited under the terms of this Agreement, and the Award Recipient’s employment is terminated by the Company without Cause (as defined in the Lumen Executive Severance Plan) on or after the one-year anniversary of the Grant Date, and the Award Recipient’s termination is not a “lower performer” as defined in the applicable severance plan or policy, then, provided the Granting Officer has specifically approved such action, the Restricted Stock shall not terminate but shall remain outstanding and shall vest either in full or in part (as determined in the discretion of the Granting Officer), and all restrictions set forth in Section 2.1 shall lapse, provided the Release Condition (as defined in Section 2.6) has been satisfied.
2.6    Release Requirement. For purposes of Sections 2.3, 2.4 and 2.5, “Release Condition” shall mean the Award Recipient’s execution, delivery to the Company and non-revocation of a release agreement in the form and substance determined by the Company (and the expiration of any revocation period contained in such release agreement).
3.
TERMINATION OF EMPLOYMENT
Notwithstanding anything in this Agreement to the contrary, all unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise specifically provided in Section 2.
4.
FORFEITURE OF AWARD
4.1    Engaging in Activities Harmful to the Company. If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, except as prohibited under applicable state law, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought; (b) conduct or activity that results in termination of the Award Recipient’s employment for cause; (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs; (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) except as provided in Appendix A to this Agreement, accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business in the Restricted Territory (as defined in Appendix A to this Agreement) (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company; (f) directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company;1 (g) disclosing or misusing any trade secret information or material concerning the Company, except for (i) any disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority; (ii) any disclosure of information that Award Recipient otherwise has a right to disclose as legally-protected conduct, including but not limited to reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General; (iii) any disclosures that are protected under the whistleblower provisions of law; and (iv) reporting, disclosing or discussing conduct Award Recipient reasonably believes constitutes work-related discrimination, harassment, retaliation, sexual assault or wage-and-hour violations; (h) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board; or (i) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, except for: (i) any statements or disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority; (ii) any disclosure of information that Award Recipient otherwise has a right to disclose as legally-protected conduct, including but not limited to reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General; (iii) any disclosures that are protected under the whistleblower provisions of law; and (iv) reporting, disclosing or discussing conduct Award Recipient
1 If the Award Recipient’s home residence or primary work location is in (i) the State of Colorado, after the Award Recipient’s termination, Section 4.1(e) shall only prohibit the Award Recipient from initiating contact with Company employees or actively soliciting or recruiting Company employees; or (ii) the State of Montana, then Section 4.1(e) shall not apply to the Award Recipient.

reasonably believes constitutes work-related discrimination, harassment, retaliation, sexual assault or wage-and-hour violations, then the Award shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and the Award Recipient shall pay to the Company, without interest, all cash received by the Award Recipient in connection with the Award.
4.2    Company Clawback Policies. To the extent applicable, this Award is subject to the terms of any compensation clawback policy adopted by the Company, including its Policy for the Recovery of Erroneously Awarded Compensation adopted effective October 2, 2023, as such policies may be amended from time to time, including amendments adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.
4.3    Company Right to Set-Off. If the Award Recipient owes any amount to the Company under Sections 4.1 or 4.2 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
4.4    Committee’s Sole Authority to Release. The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 through 4.3 above only if the Committee or its delegee determines in its sole discretion that such action is in the best interests of the Company and consistent with the terms of any applicable compensation clawback policy.
5.
STOCK CERTIFICATES
No stock certificates evidencing the Restricted Stock shall be issued by Lumen until the lapse of restrictions under the terms hereof. Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected. Upon the lapse of restrictions on shares of Restricted Stock, Lumen shall issue the vested shares of Restricted Stock (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 6 below. Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) Lumen’s policy statement on insider trading, and (iii) any of Lumen’s stock ownership guidelines then in effect that are applicable to the Award Recipient.

6.
WITHHOLDING TAXES
Notwithstanding any Plan provision to the contrary, at the time that all or any portion of the Restricted Stock vests, Lumen will withhold from the shares the Award Recipient otherwise would receive hereunder the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the minimum statutory amount required to be withheld under federal, state and local law (or, if permitted by the Committee and elected by the Award Recipient, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules).
7.
ADDITIONAL CONDITIONS
Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, Lumen further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Lumen. Lumen agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
8.
NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9.
BINDING EFFECT
Upon being duly executed and delivered by Lumen and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.
EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS
10.1    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.
10.2    Binding Nature of Committee Decisions. This Agreement, the rights of the Award Recipient hereunder and the shares of Restricted Stock granted hereby are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
10.3    Discretionary Nature of the Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of Restricted Stock in this Agreement does not create any contractual rights other than as set forth in this Agreement, and does not create a right to receive Restricted Stock or any other Incentives in the future. Future Incentives, if any, will be at the sole discretion of the Company.
10.4    Plan Provisions. The Award Recipient acknowledges receipt from Lumen or its third-party Plan Administrator, of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
11.
ATTORNEYS’ FEES AND EXPENSES
Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

12.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The Award Recipient and Lumen shall submit to the exclusive jurisdiction of, and venue in, the courts in Colorado in any dispute relating to this Agreement.
13.
SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Lumen intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14.
OTHER PROVISIONS
14.1    Section 409A. It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent.
14.2    Entire Agreement of the Parties. The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
14.3    No Third Party Rights. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns, heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.

15.
ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
15.1    The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of Lumen provided generally to Lumen’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
15.2    The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1.
16.
DATA PRIVACY
As a condition to his or her participation in the Plan, the Award Recipient consents to the collection, use, and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company holds certain personal information about the Award Recipient, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Award Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that Lumen or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Recipient’s participation in the Plan, and that Lumen and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Award Recipient understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Award Recipient’s country. The Award Recipient authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Award Recipient’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Award Recipient may elect to deposit any amounts received pursuant to the Plan and this Agreement, such Data as may be required for the administration of the Plan. The Award Recipient understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her human resources representative. The Award Recipient further understands that this consent is purely voluntary, and will not affect the Award Recipient’s employment or career with the Company, although it may affect the Award Recipient’s ability to participate in the Plan.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.
Lumen Technologies, Inc.

Award Recipient: [________]